Exhibit 10.1

FIRST AMENDMENT TO THE EMPLOYMENT AND NON-COMPETITION AGREEMENT

(MARK A. SARVARY)

This FIRST AMENDMENT TO THE EMPLOYMENT AND NON-COMPETITION AGREEMENT OF MARK A. SARVARY (the “Amendment”) is effective as of the date executed below.

WHEREAS, Tempur-Pedic International, Inc., now known as “Tempur Sealy International, Inc. (the “Company”) entered into an Employment and Non-Competition Agreement (the “Employment Agreement”) with Mr. Mark A. Sarvary (“Mr. Sarvary” or “Employee”) effective June 30, 2008 (both the “Parties”);

WHEREAS, in conjunction with an evaluation of obligations and entitlements under the Employment Agreement, the Company and Mr. Sarvary determined that the Employment Agreement was somewhat ambiguous as to the precise dates upon which various severance and separation compensations described in Section 3.2 thereof would be paid upon Mr. Sarvary’s separation from service with the Company;

WHEREAS, the Parties to the Employment Agreement determined that an amendment thereto would be appropriate to clarify the time at which separation compensations would be provided and to ensure compliance with Internal Revenue Code Section 409A;

WHEREAS, the Employment Agreement provides that the Parties agree pursuant to Section 6.3 that the Employment Agreement may be amended at any time by mutual agreement and provides pursuant to Section 6.8 that the Parties mutually agree to adopt any amendment as maybe necessary to facilitate compliance with Code Section 409A

NOW, THEREFORE, the Parties hereto agree to amend the Employment Agreement pursuant to Sections 6.3 and 6.8 as follows:

1.	The following is added as a separate paragraph at the end of Section 3.2(a):

“The payments described in clauses (i), (ii), (iii) and (iv) above shall be made, or commence in the case of payments described under clause (iii) above, on the Company’s first regular payroll date that occurs after the required waiver and release becomes irrevocable but in no event later than 90 days following Employee’s separation from employment; provided, however, that (a) such waiver and release shall be delivered to the Employee on or before the 14th day following separation from employment and (b) if such payments could be paid (or commence to be paid) in or during either of two calendar years depending on the date such waiver and release is executed by Employee and delivered to the Company, such payments shall be made (or commence to be made in case of the payments described in clause (iii) above) on the later of January 15, or the date such release is delivered and becomes non- revocable, of such later calendar year.”

2.	The following is added as a separate paragraph at the end of Section 3.2(b):

“The payments described in clause (iii) above shall be made on the Company’s first regular payroll date that occurs after the required waiver and release becomes irrevocable but in no event later than 90 days following Employee’s separation from employment; provided, however, that (a) such waiver and release shall be delivered to the Employee on or before the 14th day following separation from employment and (b) if such payments could be paid (or commence to be paid) in or during either of two calendar years depending on the date such waiver and release is executed by Employee and delivered to the Company, such payments shall be made (or commence to be made in case of the payments described in clause (iii) above) on the later of January 15, or the date such release is delivered and becomes non-revocable, of such later calendar year.”

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of this 22nd day of May, 2015.

The Company
TEMPUR SEALY INTERNATIONAL, INC.

By:	/s/ Brad Patrick 5/27/15
Title:	Executive Vice President, Chief Human
Resources Officer

Employee

/s/ Mark Sarvary 5/25/15

2